Exhibit 99.1

 AARON RENTS, INC. REPORTS THIRD QUARTER RESULTS; REVENUES UP 14%; NET EARNINGS
                                     UP 97%

    ATLANTA, Oct. 25 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the three and nine months ended September 30, 2006.

    For the third quarter of 2006, revenues increased 14% to $317.7 million compared to $278.7 million for the same period a year ago. Net earnings were $17.4 million versus $8.8 million for the third quarter last year, a 97% increase. Diluted earnings per share were $.32 compared to $.17 per share in 2005.

    For the first nine months of this year, revenues advanced 19% to $986.7 million compared to $829.4 million for the same period of 2005. Net earnings for the nine months were up 37% to $59.6 million versus $43.4 million for the corresponding period last year. Diluted earnings per share for the first nine months were $1.13 for 2006 and $.85 for 2005.

    "We are again pleased with our operating performance," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Our rapid store expansion continues as planned and we are on track to add approximately 350 stores, a combination of Company-operated and franchised stores, over the 18 month period ending on December 31, 2007. We look forward to the remainder of 2006 and 2007 with great optimism."

    The Company's net earnings in the third quarter and nine months of 2005 were negatively affected by the loss of merchandise, damage to stores, and other costs resulting from Hurricanes Katrina and Rita.

    The Aaron's Sales & Lease Ownership division increased its third quarter revenues 15% to $286.2 million compared to $249.2 million last year. First nine months sales and lease ownership revenues increased 20% to $890.7 million compared to $739.3 million a year ago.

    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 6.9% during the third quarter of 2006 compared to the third quarter of 2005. Same store revenues also increased 4.0% for Aaron's Sales & Lease Ownership stores open over two years at the end of September 2006.

    The Aaron's Corporate Furnishings division increased revenues 6% during the third quarter to $30.4 million compared to $28.7 million a year ago. Corporate furnishings revenues were up 7% for the nine months to $93.8 million compared to $87.4 million in 2005.

    Consolidated rentals and fees increased 16% for the third quarter and 19% for the first nine months compared to the previous year. In addition, franchise royalties and fees increased 8% for the third quarter and 11% year- to-date. Non-retail sales, which are primarily sales of rental merchandise to Aaron's Sales & Lease Ownership franchisees, increased 13% to $49.4 million for the third quarter from $43.7 million in the comparable period in 2005, and 22% to $159.8 million for the first nine months compared to $131.5 million for the same period last year. The increases in the Company's franchise revenues and non-retail sales are the result of the increase in revenues of the Company's franchisees, who collectively had revenues of $118.4 million for the third quarter and $363.7 million for the first nine months of 2006, a 15% and 16% increase, respectively, over the comparable prior year periods. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    Included in operating expenses was $907,000 for the third quarter and $2.8 million for the first nine months of expense resulting from the Company's adoption on January 1, 2006 of accounting for stock options as compensation expense under the guideline of Statement of Financial Accounting Standards No. 123R.

    During the third quarter the Aaron's Sales & Lease Ownership division opened 13 new Company-operated stores, 16 new franchised stores and three RIMCO stores. In addition, during the quarter the Company acquired 11 franchised stores, four stores from independent rental operators, consolidated three stores, and purchased the accounts of four other third party stores.

    For the first nine months of 2006 the Company opened 38 new Company-operated stores and 42 new franchised stores, four RIMCO stores, acquired 22 franchised stores, acquired seven stores from independent rental operators, and purchased the accounts from ten other third party operators that were then merged into Aaron's stores.

    Through the three months and nine months ended September 30, the Company awarded area development agreements to open 17 and 25 additional franchised stores, respectively. At the end of September there were a total of 229 franchised stores awarded that will open over the next several years.

    At September 30 the Aaron's Sales and Lease Ownership division had 791 Company-operated stores and 411 franchised stores, as well as 13 RIMCO stores. In addition, the Company operated 59 corporate furnishings stores. The total number of stores open at the end of September was 1,274.

    At the end of September 2006 the Company had no borrowings under its $140 million revolving credit agreement and had $54.7 million of cash on hand.

    "We expect in the fourth quarter of 2006 to record revenues in excess of $335 million and diluted earnings per share in the range of $.32 to $.36, and plan to add approximately 70 more stores," Mr. Loudermilk continued. "For the 2006 fiscal year we expect Company revenues in excess of $1.3 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.45 to $1.49, which includes a $.06 per diluted share gain in the second quarter from the sale of our Puerto Rico stores. Our guidance for 2007 is to add approximately 250 more stores, a combination of Company-operated and franchised stores, and to achieve diluted earnings per share in the range of $1.55 to $1.65."

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, October 26, 2006, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc. based in Atlanta, currently has more than 1,280 Company-operated and franchised stores in 47 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 12 facilities in five states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Registration Statement on Form S-3, file number 333-133913, filed with the Securities and Exchange Commission on May 9, 2006, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for future periods.

                       Aaron Rents, Inc. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                  (Unaudited)               (Unaudited)
                                 Three Months               Nine Months
                                     Ended                     Ended
                                 September 30,             September 30,
                            -----------------------   -----------------------
                               2006         2005         2006         2005
                            ----------   ----------   ----------   ----------
Revenues:
 Rentals and Fees           $  243,649   $  210,951   $  743,689   $  626,722
 Retail Sales                   14,330       14,442       49,432       43,799
 Non-Retail Sales               49,429       43,709      159,813      131,492
 Franchise Royalties
  and Fees                       8,322        7,627       24,770       22,119
 Other                           1,979        1,938        9,019        5,221
Total                          317,709      278,667      986,723      829,353
Costs and Expenses:
 Retail Cost of Sales            9,553        9,449       32,826       29,077
 Non-Retail Cost of
  Sales                         45,210       40,639      148,308      122,361
 Operating Expenses            143,601      136,003      430,375      377,236
 Depreciation of
 Rental Merchandise             89,806       76,727      273,408      226,231
  Interest                       1,914        2,343        7,860        5,680
Total                          290,084      265,161      892,777      760,585

Earnings Before Taxes           27,625       13,506       93,946       68,768

Income Taxes                    10,242        4,663       34,352       25,383

Net Earnings                $   17,383   $    8,843   $   59,594   $   43,385

Earnings Per Share          $      .32   $      .18   $     1.15   $      .87

Earnings Per Share
 Assuming Dilution          $      .32   $      .17   $     1.13   $      .85

Weighted Average
  Shares Outstanding            53,989       49,861       52,034       49,807

Weighted Average
  Shares Outstanding
  Assuming Dilution             54,767       50,844       52,874       50,786

                           Selected Balance Sheet Data
                                 (In thousands)

                                            (Unaudited)
                                           September 30,    December 31,
                                               2006            2005
                                           -------------   -------------
Cash                                       $      54,681   $       6,973
Accounts Receivable, Net                          41,341          42,812
Rental Merchandise, Net                          554,097         550,932
Property, Plant and
  Equipment, Net                                 143,961         133,759
Other Assets, Net                                153,053         124,039
Total Assets                                     947,133         858,515

Bank Debt                                              0          91,336
Senior Notes                                      90,000         100,000
Total Liabilities                                361,052         424,044
Shareholders' Equity                       $     586,081   $     434,471

SOURCE  Aaron Rents, Inc.
    -0-                             10/25/2006
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc./
    /Web site:  http://www.aaronrents.com/
    (RNT)